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                                  EXHIBIT (11)

[JOHN HANCOCK FINANCIAL SERVICES LOGO]

                                                                    May 11, 2004

John Hancock Variable Series Trust I
John Hancock Place
P.O. Box 111 Boston, MA 02117

Trustees:

     This opinion is given in connection with the filing by John Hancock Variable Series Trust I, a Massachusetts business trust, (the "Trust") of its Pre-Effective Amendment Number 1 to its Registration Statement on Form N-14 (SEC File Number 333-114139; the "Registration Statement") under the Securities Act of 1933. The Registration Statement relates to an indefinite amount of Class I and Class II shares of beneficial interest in the Trust's International Equity Index Fund (the "shares").

     I have examined the Trust's Declaration of Trust, its By-Laws, the Registration Statement, and such other records, certificates, documents and statutes that I have deemed relevant in order to render the opinion expressed herein.

     Based on such examination, I am of the opinion that:

     1) The Trust is a business trust duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

     2) The shares offered for sale by the Trust, when issued in the manner contemplated by the Registration Statement, will be legally issued, fully-paid and non-assessable.

     I consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name in the Prospectus comprising a part of the Registration Statement.

                                                     Very truly yours,

                                                     /s/ RONALD J. BOCAGE
                                                     --------------------
                                                     Ronald J. Bocage